Exhibit 10.4
NUVASIVE, INC.
EXCISE TAX GROSS-UP PLAN
1.Purpose; Effective Date. The purpose of this NuVasive, Inc. Excise Tax Gross-Up Plan (the “Plan”) is to make affected employees whole for the impact of the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) with respect to certain compensation and benefits to be paid or provided in connection with the merger contemplated by the Agreement and Plan of Merger among Globus Medical, Inc. (“Parent”), Zebra Merger Sub, Inc. and NuVasive, Inc. (the “Company”), dated as of February 8, 2023 (the “Merger Agreement”). This Plan shall become effective upon, and subject to the occurrence of, the closing of the merger contemplated by the Merger Agreement (the “Closing”).
2.Definitions. The following capitalized terms shall have the meanings given below when used in this Plan.
a.“Accounting Firm” has the meaning specified in Section 4(c).
b.“Administrator” means (i) prior to the Closing, the Compensation Committee of the Board of Directors of the Company or its delegate, and (ii) after the Closing, the Compensation Committee of the Board of Directors of Parent or its delegate.
c.“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.  The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.
d.“Closing” has the meaning specified in Section 1.
e.“Code” has the meaning specified in Section 1.
f.“Company” has the meaning specified in Section 1.
g.“Company Group” means the Company and its Affiliates (including, after the Closing, Parent and its Affiliates).
h.“Excise Tax” has the meaning specified in Section 4(a).
i.“Gross-Up Payment” has the meaning given in Section 4(a).
j.“Merger Agreement” has the meaning specified in Section 1.
k.“Parachute Value” of a Payment shall mean the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2), as determined by the Accounting Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.
l.“Parent” has the meaning specified in Section 1.

m.“Participation Agreement” means each agreement between a Participant and the Company setting forth the terms and conditions of the Participant’s right to participate in this Plan.
n.“Participant” means an employee of the Company or any of its Affiliates who enters into a Participation Agreement.
o.“Payment” has the meaning given in Section 4(a).
p.“Person” means and refers to an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust, or any other entity or organization.
q.“Safe Harbor Amount” means 2.99 times the Participant’s “base amount,” within the meaning of Section 280G(b)(3) of the Code.
r.“Underpayment” has the meaning specified in Section 4(d).
3.Eligibility. Each employee of the Company or any of its subsidiaries who (a) is listed on Appendix A and (b) enters into a Participation Agreement substantially in the form attached hereto as Appendix B.
4.Gross-Up Payments.
a.In General. In the event it shall be determined that any payment, benefit or distribution (or combination thereof) by any member of the Company Group to or for the benefit of a Participant (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by the Participant with respect to such excise tax (such excise tax, together with any such interest and penalties, hereinafter collectively referred to as the “Excise Tax”), the Participant shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Participant of all taxes whatsoever, including, without limitation, any employment and income taxes (including any interest and penalties imposed with respect to such taxes), and Excise Tax imposed upon the aggregate Gross-Up Payment, the Participant retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments (including the Gross-Up Payment), provided that, except as provided in Section 4(b)(ii), the maximum aggregate amount of Gross-Up Payments payable under the Plan will be $4.0 million (the “Aggregate Cap”). Notwithstanding the foregoing provisions of this Section 4(a), in the event it shall be determined that any Participant is entitled to a Gross-Up Payment, but that the Parachute Value of all of the Participant’s Payments does not exceed 110% of the Participant’s Safe Harbor Amount, then no Gross-Up Payment shall be made to the Participant and the Participant’s Payments shall be reduced so that the Parachute Value of all of the Participant’s Payments, in the aggregate, equals the Safe Harbor Amount. The reduction of the Payments, if applicable, shall be made by reducing payments and benefits in the following order: (i) cash payments that may not be valued under Treas. Reg. § 1.280G-1, Q&A-24(c) (“24(c)”), (ii) equity-based payments that may not be valued under 24(c), (iii) cash payments that may be valued under 24(c), (iv) equity-based payments that may be valued under 24(c) and (v) other types of benefits.

b.Aggregate Cap. Gross-Up Payments shall be payable on a “first come, first served” basis. A Participant will not be entitled to a Gross-Up Payment if such Participant becomes subject to the Excise Tax on or after the date Gross-Up Payments hereunder equal or exceed the Aggregate Cap. In the event that a Gross-Up Payment becomes payable to any Participant such that the aggregate amount of Gross-Up Payments payable to Participants hereunder exceeds the Aggregate Cap, the Gross-Up Payment will be cut back to the extent required to avoid the aggregate amount of Gross-Up Payments payable to Participants hereunder exceeding the Aggregate Cap. In the event that Gross-Up Payments become payable at the same time to multiple Participants such that the aggregate amount of Gross-Up Payments payable to Participants hereunder exceeds the Aggregate Cap, the Gross-Up Payments payable to each such Participant will be cut back on a pro rata basis to the extent required to avoid the aggregate amount of Gross-Up Payments payable to Participants hereunder exceeding the Aggregate Cap.
c.Accounting Firm Determinations.
i.Subject to the provisions of Section 4(e), all determinations required to be made under this Section 4, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Compensation & Benefits Advisory Services, LLC (the “Accounting Firm”); provided that for purposes of determining the amount of any Gross-Up Payment due in respect of Payments to be made at Closing, the Company and Parent will agree on the likelihood that each Participant will be terminated after the Closing. The Accounting Firm shall provide detailed supporting calculations both to the Company and the applicable Participant within fifteen (15) business days of the receipt of notice from the Participant or any member of the Company Group that there has been a Payment, or at such earlier time as is requested by the Company. If the Accounting Firm determines that no Excise Tax is payable by a Participant, it shall furnish the Participant and the Company with a written opinion that the Participant has substantial authority not to report any Excise Tax on the Participant’s federal income tax return. Any determination by the Accounting Firm in accordance with this Section 4(c) shall be binding upon the Company, Parent and the applicable Participant.
ii.All fees and expenses of the Accounting Firm shall be borne solely by the Company.

d.Payment Timing. Any Gross-Up Payment, as determined pursuant to this Section 4, shall be paid by the Company to the applicable Participant, or remitted to the applicable taxing authority by the Company on the Participant’s behalf, within five (5) days after the Company’s receipt of the Accounting Firm’s determination.  As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 4(e) and the applicable Participant thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to the Participant or remitted to the applicable taxing authority on the Participant’s behalf, provided that payment of an Underpayment amount shall not be made to the extent that it would cause the aggregate amount of Gross-Up Payments payable pursuant to the Plan to exceed the Aggregate Cap.
e.Claims Procedures. Each Participant shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after Participant is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid.  Participant shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Participant in writing prior to the expiration of such period that it desires to contest such claim, the Participant shall:
i.give the Company any information reasonably requested by the Company relating to such claim;
ii.take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company (at the Company’s expense);
iii.cooperate with the Company in good faith in order to effectively contest such claim; and
iv.permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties and legal and accounting fees and expenses) incurred in connection with such contest and shall indemnify and hold Participant harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 4(e), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Participant to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Participant agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Participant to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Participant, on an interest-free basis, and shall indemnify and hold Participant harmless, on an after-tax basis, from any Excise Tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income (including interest or penalties with respect thereto) with respect to such advance; and provided, further, that if Participant is required to extend the statute of limitations to enable the Company to contest such claim, Participant may limit this extension solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to the issues with respect to which a Gross-Up Payment would be payable hereunder and the Participant shall be entitled to settle or contest, as the case may be, any other issues raised by the Internal Revenue Service or any other taxing authority. Notwithstanding anything to the contrary, the amounts payable by the Company to, or on behalf of, any Participant pursuant to this Section 4(e) shall be subject to the Aggregate Cap pursuant to Section 4(b).
f.Refunds. If, after the receipt by Participant of an amount advanced by the Company pursuant to Section 4(e), Participant becomes entitled to receive any refund with respect to such claim, Participant shall (subject to the Company’s complying with the requirements of Section 4(e)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Participant of an amount advanced by the Company pursuant to Section 4(e), a determination is made that Participant shall not be entitled to any refund with respect to such claim and the Company does not notify Participant in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of the Gross-Up Payment required to be paid.

5.Miscellaneous.
a.Assignment; Non-transferability. No right of a Participant to any payment under this Plan shall be subject to assignment, anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant or of any beneficiary of the Participant.  The terms and conditions of this Plan shall be binding on the successors and assigns of the Company.
b.Withholding; Section 409A. The Company Group shall have the right to deduct from all payments hereunder all taxes that it determines are required by law to be withheld therefrom. All payments under this Plan are intended to comply with or be exempt from the requirements of Section 409A of the U.S. tax code and this Plan shall be interpreted accordingly. Notwithstanding anything to the contrary in this Plan, each Gross-Up Payment will be paid no later than the end of each Participant’s taxable year next following the taxable year in which the Excise Tax (or any income or other related taxes or interest or penalties thereon) on a Payment to which the Gross-Up Payment relates are remitted to the Internal Revenue Service or any other applicable taxing authority.
c.No Right to Employment or Other Rights. Nothing in this Plan shall be construed as giving any Participant the right to be retained in the employment of the Company Group, nor shall it affect the right of Company Group to terminate the employment of a Participant. Any Participant’s participation in the Plan is not to be considered part of any normal or expected compensation.
d.Amendment; Termination. The Company may amend this Plan at any time, provided that (i) any amendment of this Plan must be in writing, and (ii) the Company may not amend this Plan on or after the Closing in any way that adversely affects the rights of a Participant without such Participant’s written consent.
e.Governing Law. THE VALIDITY, CONSTRUCTION, AND EFFECT OF THIS PLAN SHALL BE DETERMINED IN ACCORDANCE WITH THE LAWS (INCLUDING THOSE GOVERNING CONTRACTS) OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS.  If any provision hereof shall be held by a court or arbitrator of competent jurisdiction to be invalid and unenforceable, the remaining provisions shall continue to be fully effective.
f.Full Settlement. The Company’s obligation to make any payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against a Participant or others.

Appendix A
Eligible Employees

1.J. Christopher Barry
2.Matthew K. Harbaugh
3.Dale A. Wolf
4.Nathaniel Sisitsky
5.Michael Farrington

Appendix B
Form of Excise Tax Gross-Up Plan Participation Agreement
[Date]

[Name]
[Title]

    Re: Participation in NuVasive, Inc. Excise Tax Gross-Up Plan

Dear [Name]:
NuVasive, Inc. (the “Company”) maintains the NuVasive, Inc. Excise Tax Gross-Up Plan (the “Plan”). I am pleased to inform you that you have been designated as an eligible participant in the Plan. All capitalized terms used and not otherwise defined in this Participation Agreement (this “Agreement”) shall have the meanings given to such terms in the Plan.
1.Entitlement to Gross-Up Payment. The Company hereby agrees that you shall be entitled to receive a Gross-Up Payment in accordance with the terms and conditions of the Plan. As a condition to your participation in the Plan, you hereby acknowledge that a copy of the Plan has been made available to you, and you hereby agree that your entitlement to receive a Gross-Up Payment is subject to the terms and conditions of the Plan.
2.Cooperation. In connection with making determinations regarding any Excise Tax that you owe, the Accounting Firm will take into account the value of any reasonable compensation for services to be rendered by you before or after the Closing, including any noncompetition provisions that apply to you. As a condition to your participation in the Plan, you agree that you shall cooperate in the valuation of any such services, including any noncompetition provisions.

3.Amendment. No provision of this Agreement may be amended, waived, or discharged except by the mutual written agreement of the parties.

4.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

[Signature Page Follows]

Sincerely, NUVASIVE, INC. By: _________________________________ Name: [●] Title: [●]
PARTICIPANT _____________________________________ [NAME]